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The Loewen Group Inc.     January 8, 1997  Page 1


THE LOEWEN GROUP INC.
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                                                       NEWS

Stock Symbols:

NYSE:                     LWN                       Media Contacts:
TSE:                      LWN                       Dave Laundy, Vice President,
ME:                       LWN                       Communications
(All amounts listed in U.S. dollars)                The Loewen Group Inc.
                                                    Tel: (604) 293-7857

                                                    Thomas C. Franco
                                                    Broadgate Consultants, Inc.
                                                    Tel: (212) 229-2222


                             FOR IMMEDIATE RELEASE

             LOEWEN GROUP ANNOUNCES RECORD ACQUISITIONS DURING 1996

                 o        AGGRESSIVE ACQUISITION PACE CONTINUES INTO 1997

VANCOUVER, JANUARY 8, 1997 - The Loewen Group Inc. (NYSE, TSE, ME: LWN) today announced that during 1996 its funeral home and cemetery acquisition activity reached a record level, and the aggressive pace of acquisition activity is continuing into 1997. The Company was involved in signed or closed acquisitions or structured transactions totaling $1.4 billion last year.
Loewen Group said yesterday's announcement by Service Corporation International that it was abandoning its proposed exchange offer for Loewen shares would not have an impact on Loewen's acquisition program.

"Our long-term growth strategy was a key to our successful defense against SCI," said Raymond L. Loewen, Chairman and Chief Executive Officer of The Loewen Group.

"We continue to enhance our position as the preferred acquirer of properties within the industry. Our record earnings through the first three quarters of 1996, and our anticipation that we will meet analysts' expectations for the fourth quarter of 1996, reflect the soundness of this strategy," Mr. Loewen added.

During 1996, Loewen Group signed or closed acquisitions totaling a record $830 million, compared





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The Loewen Group Inc.     January 8, 1997  Page 2

with $795 million the previous year. The Company was also involved in two major transactions completed with Blackstone Capital Partners II Merchant Banking Fund L.P. to purchase Prime Succession Inc. of Batesville, Indiana -- North America's fourth largest supplier of funeral services -- for $295 million and Rose Hills cemetery and related mortuary of Los Angeles -- the largest cemetery in North America -- for $240 million.

The Company closed a record acquisitions $583 million of acquisitions, compared with $488 million in 1995, involving 159 funeral homes, 136 cemeteries and one insurance company. In addition, the Company has signed agreements for the acquisition of 60 funeral homes and 86 cemeteries for a total expenditure of $247 million which are expected to close in early 1997. The Company doubled its purchases of cemeteries in 1996, closing 136 transactions involving cemeteries compared with 65 in 1995.

Loewen Group's 1996 acquisitions include a record number of smaller, family-owned funeral homes and cemeteries, primarily located in rural communities - a market segment in which the Company has traditionally been the dominant participant. These acquisitions in 1996 totaled $287 million, compared with $166 million in 1995.

"Our tradition of providing sensitive succession planning services to the owners of smaller funeral homes and cemeteries has been an important key to our success. This, in turn, has given us a preferred position to acquire larger strategic properties in major markets," said Mr. Loewen.

With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral home and cemetery service company in North America. The Company employs some 13,000 people and owns or operates 956 funeral homes and 313 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.